EXHIBIT 11

                            SYNOVUS FINANCIAL CORP.

                           COMPUTATION OF NET INCOME
                                PER COMMON SHARE
                     (In thousands, except per share data)
                                  (Unaudited)


                                            Three Months Ended March 31, 2002               Three Months Ended March 31, 2001
                                       ------------------------------------------       ------------------------------------------
                                         Net           Average         Net Income        Net           Average         Net Income
                                        Income          Shares         per Share        Income          Shares         Per Share
                                       -------        --------         ----------       ---------      --------        -----------



EPS - Basic                            $  82,752         294,927       $    0.28       $  71,885         287,707       $    0.25


Effect of dilutive options                                 5,231                                           5,541
                                                        --------                                         -------


EPS - Diluted                          $  82,752         300,158       $    0.28       $  71,885         293,248       $    0.25
                                       =========        ========       ==========      ==========        =======       ===========